MINCO SILVER CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

September 30, 2008

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Silver Corporation have been prepared by, and are the responsibility of, the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous periods.

Minco Silver Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

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MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Balance Sheets
(Unaudited – Prepared by Management)
(Expressed in Canadian Dollars)
	September 30 2008	December 31 2007

ASSETS

Current assets
Cash and cash equivalents	$337,997	$2,647,546
Short-term investments (Note 2)	4,828,686	14,219,920
Receivables	115,502	193,022
Loan receivable (Note 3)	5,268,858	-
Due from Minco Gold (Note 7(a))	502,197	1,929,846
Prepaid expenses and deposits	531,571	22,704

Total current assets	11,584,811	19,013,085

Plant, property and equipment (Note 5)	253,552	244,084

Total assets	$11,838,363	$19,257,169

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$460,882	$968,279
Due to Minco China (Note 7(b))	2,857,687	4,639,788

Total current liabilities	3,318,569	5,607,967

Total liabilities	3,318,569	5,607,967
Commitments and contingencies (Notes 9 and 11)

SHAREHOLDERS' EQUITY
Share capital (Note 6(a))	25,799,213	21,804,252

Contributed surplus (Note 6(c))	6,655,956	6,260,998

Deficit accumulated during the exploration stage	(23,935,375)	(14,416,148)

Total shareholders’ equity	8,519,794	13,649,102

Total liabilities and shareholders’ equity	$11,838,363	$19,257,169
See accompanying notes to consolidated financial statements

On behalf of the Board:	“Chan-Seng Lee”	“William Meyer”
Chan-Seng Lee	William Meyer

Director Director

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MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
(Unaudited-Prepared by Management)
(Expressed in Canadian Dollars)
	Three months Ended September 30, 2008	Three months Ended September 30, 2007	Nine months Ended September 30, 2008	Nine months Ended September 30, 2007	Cumulative from August 20, 2004 (inception) to September 30, 2008

Exploration permits	$-	$-	$-	$-	$1,739,594
Other exploration costs (Note 4)	2,064,552	682,067	7,059,568	2,505,830	13,906,572
Total exploration costs	2,064,552	682,067	7,059,568	2,505,830	15,646,166

Administrative expenses
Accounting and audit	25,418	8,774	68,744	33,698	337,528
Amortization	13,727	6,524	36,068	14,209	80,392
Consulting	249,680	10,967	395,873	51,175	598,652
Director’s fees (Note 7 (b))	10,500	7,250	38,500	39,583	136,583
Foreign exchange loss (gain)	(673,351)	(16,325)	(267,057)	(9,682)	(540,817)
Investor relations	205,676	52,835	493,337	393,969	1,666,084
Legal	13,588	3.695	26,721	19,717	253,260
Regulatory and filing	11,130	31,790	47,719	65,784	255,695
Rent and other office expenses	128,886	62,023	321,080	200.886	1,104,894
Property investigation	9,318	30,725	41,932	59,687	365,212
Salaries and benefits	100,372	77,985	236,051	228,248	1,042,407
Stock based compensation (Note 6(d))	605,790	322,000	1,447,203	1,124,000	4,653,203

	700,734	598,243	2,886,171	2,221,274	9,953,093

Operating loss	(2,765,286)	(1,280,310)	(9,945,739)	(4,727,104)	(25,599,259)

Investment write-up (write-down)	17,035	-	17,035	-	(2,317)
Interest and sundry income	130,294	203,236	409,477	581,727	1,666,201

Loss for the period	(2,617,957)	(1,077,074)	(9,519,739)	(4,145,377)	(23,935,375)

Deficit, beginning of period	(21,317,418)	(10,209,334)	(14,416,148)	(7,141,031)	-

Deficit, end of period	$(23,935,375)	$(11,286,408)	$(23,935,375)	$(11,286,408)	$(23,935,375)

Loss per share - basic and diluted	$(0.08)	$(0.03)	$(0.30)	$(0.13)	$(0.90)

Weighted average number of common shares outstanding
- basic and diluted	32,118,490	31,130,466	31,647,577	31,027,587	26,555,834

See accompanying notes to consolidated financial statements

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MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Unaudited-Prepared by Management)
(Expressed in Canadian Dollars)
	Three months Ended September 30, 2008	Three months Ended September 30, 2007	Nine months Ended September 30, 2008	Nine months Ended September 30, 2007	Cumulative from August 20, 2004 (inception) to September 30, 2008
Cash flows from (used in) operating activities
Net loss for the period	$(2,617,957)	$(1,077,074)	$(9,519,227)	$(4,145,377)	$(23,935,375)
Adjustment for items not involving cash:
- exploration permits	-	-	-	-	484,000
- exploration costs	-	-	-	-	63,331
- stock-based compensation (Note 6(d))	605,790	322,000	1,444,203	1,124,000	4,650,203
- amortization	13,727	6,524	36,068	14,209	80,392
- foreign exchange gain	-	-	-	-	(24,000)
Changes in non-cash working capital items:
- decrease (increase) in receivables	278,492	342,577	77,520	48,640	(115,502)
- decrease (increase) in prepaid expenses and deposits	370,335	15,148	(508,867)	21,856	(531,571)
- increase (decrease) in accounts payable and accrued liabilities	300,273	(399,567)	(507,397)	(1,040,623)	882

	(1,049,340)	(790,392)	(8,977,700)	(3,977,295)	(19,327,640)

Cash flows from (used in) financing activities
Proceeds from issuance of shares and warrants (Note 6(a))	-	-	2,945,716	389,348	27,741,635
Advances from (to) Minco Gold Corporation (Note 7(a))	336,154	(2,129)	(354,405)	816,815	2,355,490

	336,154	(2,129)	2,591,311	1,206,163	30,097,125

Cash flows from (used in) investing activities
Acquisition of equipment	(17,138)	(45,046)	(45,536)	(92,030)	(333,944)
Loan receivable (Note 3)	(5,268,858)	-	(5,268,858)	-	(5,268,858)
Decrease (increase) in short-term investments	5,533,759	818,993	9,391,234	2,879,788	(4,828,686)

	247,763	773,947	4,076,840	2,787,758	(10,431,488)

Increase (decrease) in cash and cash equivalents	(465,423)	(18,574)	(2,309,549)	16,626	337,997

Cash and cash equivalents, beginning of period	803,420	120,964	2,647,546	85,764	-
Cash and cash equivalents, end of period	$337,997	$102,390	$337,997	$102,390	$337,997
Supplemental disclosure of cash flow information
Interest paid in cash	$-	$-	$-	$-	$-
Income taxes paid in cash	$-	$-	$-	$-	$-

See accompanying notes to consolidated financial statements

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2008

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

1.

Nature of Business and Basis of Presentation

Minco Silver Corporation (the “Company”) was incorporated on August 20, 2004 under the laws of British Columbia, Canada. Its principal business activities include the acquisition and exploration of silver mineral properties. At September 30, 2008, Minco Gold Corporation (formerly Minco Mining & Metals Corporation) (“Minco Gold”) owned a 40.48% equity interest in Minco Silver Corporation.

Minco Silver Corporation is exploring and evaluating silver mineral properties and projects in the People’s Republic of China (“China”). The Company is considered to be an exploration stage enterprise as it has not yet generated any revenue from operations. The Company’s long term viability and the recoverability of amounts shown for long term assets in the Company’s balance sheet are dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the exploration and development of its properties, the receipt of necessary permits and upon achieving future profitable production or receiving proceeds from the disposition of the properties. The timing of such events occurring, if at all, is not yet determinable.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using the same accounting policies and methods of application as those disclosed in Note 2 of the Company’s annual consolidated financial statements for the year ended December 31, 2007 and accordingly should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2007. In the opinion of management, all adjustments considered necessary for the fair presentation of results for the periods presented have been reflected in these unaudited interim consolidated financial statements. Those adjustments consist only of normal recurring adjustments. Operating results of these interim periods are not necessary indicative of result that may be expected for the full fiscal year ending December 31, 2008. These consolidated financial statements include the accounts of Minco Silver Corporation, its 100% owned subsidiary Minco Silver Ltd., and its interest in the Fuwan Property. All material inter-company accounts and transactions have been eliminated upon consolidation.

2.

Short-term Investments

As at September 30, 2008, short-term investments consist of cashable guaranteed investment certificates and corporate term notes. The yields on these investments were 2.96% to 4.55%.

As at December 31, 2007, short-term investments consist of cashable guaranteed investment certificates, corporate bonds, provincial bonds and bankers’ acceptances. The yields on these investments were 3.75% to 6.75%.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2008

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

3.

Loan Receivable

On July 22, 2008 the Company announced that a letter of intent had been signed with Sterling Mining Company (“Sterling”) whereby the Company would acquire 100% of the issued and outstanding common shares of Sterling.  Under the terms of the letter of intent, the Company offered 0.51 of a Minco Silver share for each one of Sterling’s share, which equated to an offer of US $1.58 per Sterling share based on Minco Silver’s July 21, 2008 closing price. The offer valued Sterling at US $62.3 million.

The Company also extended a US $15 million line of credit to Sterling, of which US $ 5 million has been funded, bearing 10% annual interest, to be used for continued operations at the Sunshine Mine.  The additional $10 million was to be made available upon the signing of the definitive agreement.  The credit facility is secured by a second charge on all of the assets of Sterling and an assignment of the leases.

The Transaction was subject to completion of confirmatory due diligence, definitive documentation, regulatory approvals, and obtaining shareholder approval at a special meeting of the shareholders of Sterling. The letter agreement also included a commitment by Sterling to not solicit alternative transactions to the Transaction. A break fee of US$2.75 million is payable to Minco Silver under certain conditions.  On August 27, 2008 the Company terminated the Transaction after the completion of due diligence.

The Company and Sterling executed a number of agreements including:

(a)

a Letter of Intent (as amended) (the “LOI”) in which the Company agreed to purchase, finance and  amalgamate with Sterling;

(b)

a Credit Facility Agreement (the “CFA”) in which the Company to agreed to provide to Sterling a line of credit in the amount of US $15,000,000 of which US $5,000,000 was advanced to Sterling on July 30, 2008;

(c)

a Secured Promissory Note (the “Note”) to secure and evidence the US $5,000,000 advance in which Sterling promises to pay to the order of the Company;

(d)

a All Assets Security Agreement and a Mortgage, Assignment of Leases and Rents Security Agreement and Fixture Filing in which Sterling agreed to provide a second charge security on all of the assets and properties of Sterling with the exception of the Sunshine Lease (the “Security”);

(e)

an Assignment and Assumption Agreement (the “Assignment”) in which Sterling assigns the Sunshine Mine under Lease to the Company.

The terms of the CFA include interest of 10% and a due date of December 15, 2008.  To date the Company has not demanded repayment of the loan receivable from Sterling.  Since the termination of the proposed purchase of Sterling, Sterling has ceased mining operations and has delisted from the Toronto Stock Exchange.  Sterling has put the mine on care and maintenance and is continuing the dewatering program at the mine.  Sterling continues to be a going concern and is evaluating options on how to maximize the value of its assets.

The Company’s loan with Sterling is secured by a second charge on all of the personal and real property currently owned or acquired in the future by Sterling.  The first charge

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2008

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

3.

 Loan Receivable (continued)

lien holder has a loan of approximately $1.4 million with Sterling.  The Company’s loan is also secured by a first charge on the Sunshine Lease which is the lease for the main underground mining property.

The Company has evaluated the carrying value of the loan as at September 30, 2008.  Sterling is currently not generating any cash flow but has refurbished the mine, mill and other assets associated with the mine.  It is the Company’s belief that the net realizable value of Sterling’s assets at September 30, 2008 were sufficient to repay the loan if the Company were to realize on its security.  The Company believes that there is no guarantee that Sterling will be able to continue as a going concern and no guarantee that Sterling will be able to repay the loan when it is due on December 15, 2008 and is monitoring developments closely in order to maintain the security the Company has on the loan and in order to be able to realize on its security if necessary.

4.

Mineral Interests

Guangdong Province, China

On April 16, 2004, Minco Gold entered into a preliminary joint venture agreement, superseded by a formal joint venture agreement dated September 28, 2004, with other third parties to explore and develop a mineral property known as the Changkeng Property in Guangdong Province, China.  The target mineral in the Changkeng Property was gold but the property was known to also contain silver mineralization.  The gold and silver zones on the Changkeng Property are geologically distinct and can be mined as separate entities without interference. The silver zone is hereafter referred to as the “Changkeng Silver Interest”.

On August 20, 2004, Minco Gold transferred the following mineral interests to the Company in exchange for 14,000,000 common shares:

(a)

The right to earn a 51% interest in the Changkeng Silver Interest;

(b)

A preliminary joint venture agreement in relation to the exploration and development of the Fuwan silver deposit ( the “Fuwan Silver Project”); and

(c)

New exploration permits acquired or to be acquired in respect of certain mineral properties adjoining the Fuwan and Changkeng properties and known as the Guanhuatang, Luoke-Jilinggang, Guyegang-Sanyatang and Dadinggang properties.

Minco Gold was the sole shareholder of the Company and the two companies had common management at the time of the transaction.  As at the date of transfer, Minco Gold had expended $63,331 in preliminary exploration costs. The Company’s right to the Changkeng Silver Interest is derived from the Changkeng Exploration Permit. As the transfer occurred between a parent and wholly-owned subsidiary, these financial statements reflect the parent’s continuity of interest in the assets transferred. Accordingly, the mineral interests have been reflected retroactively in these financial statements at the parent company’s carrying value of $nil and the exploration costs incurred by the parent have also been reflected in these financial statements as an expense within exploration

-  8 -

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2008

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

4.

Mineral Interests (continued)

costs in the period from August 20, 2004 (inception) to December 31, 2004. The shares issued by the Company have been recorded at $63,331.

On September 28, 2004, the Company signed a joint venture agreement with Guangdong Geological Exploration and Development Corporation (“GGEDC”) for the exploration and development of the Fuwan Property. The joint venture agreement provided for the Company and GGEDC to incorporate a Sino-Foreign joint venture company with equity interests of 70% and 30%, respectively.  The joint venture company was never formed and the Company has been providing all of the funding to explore and develop the Fuwan Property. On January 10, 2006, the Company and GGEDC agreed that the joint venture will no longer be pursued and the Company should assume a 100% interest in the Fuwan Property.  Consequently, the Company is now responsible for all of the exploration and development expenditures on the property.  GGEDC will, however, continue to provide professional services and technical assistance to the Company in relation to the Company’s mining activities in Guangdong Province, China in return for a 10% net profit interest in the Fuwan Property.

The cost of the exploration permit in respect of the Fuwan Silver Project (the “Fuwan Exploration Permit”) had been independently appraised at approximately $1.47 million (RMB10,330,000). On July 20, 2005, the Ministry of Land and Resources, China, approved the transfer of the Fuwan Exploration Permit to Minco Mining (China) Corporation (“Minco China”), a wholly-owned subsidiary of Minco Gold. The total amount of the exploration permit had been fully paid.

On April 7, 2005, the Company acquired three additional silver exploration permits in China, referred to as the Guanhuatang Property, the Luoke-Jilinggang Property and the Guyegang-Sanyatang Property; and paid $219,594 (RMB1,500,000) for the three permits in September 2005.

The permit application for Dadinggang Property was approved by the Ministry of Lands and Resources in China in December 2006. The Dadinggang area, which covers the northeast extension of the Fuwan silver project, has been added to the Luoke-Jilinggang exploration permit.

The following is a summary of other exploration costs incurred by the Company:

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2008

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

4.   Mineral Interests (continued)

	Three months ended September 30, 2008	Three months ended September 30, 2007	Nine months ended September 30, 2008	Nine months ended September 30, 2007	Cumulative from August 20, 2004 (inception) to September 30, 2008

Consulting fees	$ 834,520	$ 127,693	$ 1,156,298	$ 247,177	$ 2,216,589
Drilling	405,068	1,016,131	2,402,133	1,285,529	6,212,378
Labor costs	120,053	41,155	261,906	72,914	625,798
Other exploration costs	704,911	194,150	3,239,369	218,143	4,851,807
	$ 2,064,552	$ 1,379,129	$ 7,059,568	$ 1,823,763	$ 13,906,572

The exploration permits owned by the Company are held through Minco China for and on behalf of the Company.  Although the Company has taken steps to verify the title to mineral properties in which it has an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title.  Property title may be subject to unregistered prior agreements or transfers and title may be affected by undetected defects. Further, the Company’s interest in the silver mineralization in the Changkeng Property is dependent upon Minco Gold maintaining its interests in the Changkeng Property in accordance with the terms of a joint venture agreement, to which the Company is not a party.  In the event that Minco Gold loses or alienates any or all of its interest in the Changkeng Property, the Company’s interest in the silver mineralization underlying the Changkeng Property will be lost.

On February 8, 2007, Minco China signed a joint venture agreement with another three Chinese partners to form a joint venture company called Guangzhou Mingzhong Mining CO., Ltd. (“Mingzhong”). Under the terms of the joint venture agreement, Minco Gold may earn up to a 51% interest in the joint venture provided that it invests approximately $425,000 (RMB 3.06 million) in the joint venture.  To maintain its 51% interest, Minco Gold must continue to fund 51% of future expenditures.  In the event that Minco Gold ceases to make its investment contributions, its interest in the joint venture will be subject to dilution. The Company is not responsible to Minco Gold for any of its current commitments as those are designated for the exploration of gold deposits in the Changkeng property. The Company will only be responsible for 51% of any commitments made by the joint venture to explore silver deposits in the Changkeng Property. As of June 30, 2008, the joint venture had not made any commitments to explore the silver deposits in the Changkeng Property. As of September 30, 2008, Minco China has paid approximately RMB 3 million (approximately $417,000). (See Note 10)

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2008

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

5.

Plant, Property and Equipment

	September 30, 2008
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$ 111,494	$ 40,787	$ 70,707
Leasehold improvements	25,445	9,046	16,399
Mining equipment	2,735	819	1,916
Motor vehicles	146,929	20,232	126,697
Office equipment and furniture	48,411	10,578	37,833
	$ 335,014	$ 81,461	$ 253,552

	December 31, 2007
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$ 85,921	$ 26,361	$ 59,560
Leasehold improvements	25,445	5,062	20,383
Mining equipment	2,735	599	2,136
Motor vehicles	146,929	9,620	137,309
Office equipment and furniture	29,499	4,803	24,696
	$ 290,529	$ 46,445	$ 244,084

6.

Share Capital and Special Warrants

(a)

Common Shares

Authorized:  Unlimited number of common shares without par value.

Issued:

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2008

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

6.  Share Capital and Special Warrants (continued)

	Shares	Amount
Balance, December 31, 2006	30,852,567	21,266,071
Stock option exercised at $1.25 per share, including $78,500 contributed surplus attributed to stock-based compensation recognized	116,665	224,332
Share purchase warrants exercised at $1.50 per share, including $62,000 contributed surplus attributed to stock-based compensation recognized	167,900	313,850
Balance, December 31, 2007	31,137,132	21,804,253
Stock option exercised at $1.25 - $2.85 per share, including $281,234 contributed surplus attributed to stock-based compensation recognized	240,001	666,267
Share purchase warrants exercised at $3.45 per share, including $771,011 contributed surplus attributed to stock-based compensation recognized	741,357	3,328,693
Balance, September 30, 2008	32,118,490	25,799,213

In October 2005, the Company, Computershare Trust Company of Canada (the “Escrow Agent”) and the principals of the Company (“Principals”) signed an escrow agreement. Pursuant to the escrow agreement, the Principals agreed to deposit an aggregate of 19,190,000 common shares in escrow (the “Escrowed Securities”) with the Escrow Agent.  The escrow agreement provides that the Escrowed Securities will be released as follows: (i) 25% on the date of listing of the Company’s shares on a Canadian exchange (the “Listing Date”); (ii) 25% six months after the Listing Date; (iii) 25% twelve months after the Listing Date; and (iv) 25% eighteen months after the Listing Date. As at September 30, 2008, all common shares have been released from escrow.

On November 17, 2006, the Company completed a public offering (the “Offering”) of 5,000,000 units at a price of $3.00 per unit for gross proceeds of $15,000,000. Each unit consisted of one common share and one-half of one common share purchase warrant. Each warrant is exercisable at $3.45 per share until May 17, 2008. The Offering was completed by way of a short form prospectus through a syndicate of underwriters (the “Underwriters”).

On December 1, 2006, the Company completed an additional 528,200 common shares at a price of $2.80 per common share and an additional 375,000 common share purchase warrants (the “Warrant”) at a price of $0.40 per Warrant for gross proceeds of $1,628,960 pursuant to the exercise of an over-allotment option (the “Over-Allotment Option”) by the Underwriters. Each Warrant is exercisable at $3.45 per share until May 17, 2008.

The estimated fair value of the 2,500,000 Warrants, being $2,995,000, has been recorded in contributed surplus for the year ended December 31, 2006. The fair value of

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2008

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

6.  Share Capital and Special Warrants (continued)

the Warrant was calculated using the Black-Scholes option pricing model using a risk-free interest rate of 3.81%, dividend yield of 0% and volatility of 154%. The fair value of the additional 375,000 Warrants, being $150,000, has been recorded in contributed surplus for the year ended December 31, 2006.

The Company paid an underwriting fee of $997,738 or 6% of the proceeds from the sale of the Offering and the Over-Allotment Option, and legal and other costs in relation to the issue amounted to a total of $490,868.

On May 17, 2008, share purchase warrants were exercised for 741,357 common shares at the exercise price of $3.45.  The remaining 2,133,643 warrants expired on May 17, 2008.

(b)

Share Purchase Warrants

A summary of the status of share purchase warrants and broker options granted by the Company is as follows:

	Number of	Weighted Average
	Warrants	Exercise Price
Outstanding at December 31, 2006	3,042,900	$3.45
Exercised	(167,900)	3.45
Outstanding at December 31, 2007	2,875,000	3.45
Exercised	(741,357)	3.45
Expired	(2,133,643)	3.45
Outstanding at September 30, 2008	-	$ -

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2006	$ 4,694,498
2007 stock-based compensation	1,707,000
Transfer to share capital on exercise of stock options	(78,500)
Transfer to share capital on exercise of share purchase warrants	(62,000)
Balance at December 31, 2007	6,260,998
2008 stock-based compensation	1,447,203
Transfer to share capital on exercise of stock options	(281,234)
Transfer to share capital on exercise of share purchase warrants	(771,011)
Balance at September 30, 2008	$ 6,655,956

-  13 -

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2008

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

6.   Share Capital and Special Warrants (continued)

 (d)

Stock Options

The Company may grant options to its directors, officers, employees and consultants under its stock option plan.  The maximum number of common shares reserved for issuance is 15% of the issued and outstanding shares. The Company expenses stock options over their vesting period, with stock options typically vesting in various increments and having a maximum term of five years.

During the first three quarters of 2008, the Company granted 657,500 stock options to its employees and consultants at a price range from $1.20 to $4.05 per share. The Company recorded $1,447,203 of stock based compensation expense in this period.

A summary of the status of options granted by the Company is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2006	3,113,333	1.71
Granted	1,704,000	2.40
Exercised	(116,665)	1.25
Forfeited	(795,000)	2.98
Options outstanding at December 31, 2007	3,905,668	1.77
Granted	657,500	2.83
Exercised	(240,001)	1.60
Forfeited	(537,333)	2.15
Options outstanding at September 30, 2008	3,779,834	$ 1.91

The weighted average fair value of options granted during the period ended September 30, 2008 was $1.25. Each option entitles the holders to purchase one common share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.00- $1.30	2,025,834	2.31	$1.25	1,243,335	$1.25
$2.80 - $4.00	1,654,000	3.90	$2.59	369,672	$2.65
$4.00 - $4.05	100,000	4.44	$4.05	100,000	$4.05
	3,779,834	3.06	$1.91	1,713,007	$1.72

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2008

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

7.

Related Party Transactions

a.

Due from Minco Gold was $502,197 (December 31, 2007 – $1,929,893 due to). The amount is unsecured, non-interest bearing and payable on demand.

b.

Due to Minco China at September 30, 2008 was $2,857,687 (December 31, 2007 – $4,639,788), used for expenditures on the Fuwan Property, new silver projects investigation and shared office expenses in Minco China. The amount due to Minco China, a wholly-owned subsidiary of Minco Gold, is unsecured, non-interest bearing and payable on demand.

c.

In the first three quarters of 2008, the Company paid consulting fees of $146,250, including a 2007 performance bonus of $61,875, (September 30, 2007 – $82,500) to companies controlled by the CEO of the Company. These consulting fees are included in exploration costs, property investigation, management fees and investor relations. The Company also paid director’s fees of $38,750 to three independent directors (September 30, 2007 - $39,583).

d.

In the first three quarters of 2008, the Company paid or accrued $58,998 (September 30, 2007 – $48,000) in respect of rent, $199,226 (September 30, 2007 – $165,948) in respect of exploration costs, and $579,224 (September 30, 2007 – $537,301) in respect of shared office expenses to Minco Gold.

e.

As disclosed in Note 6 (a), the Company entered into a strategic alliance with Silver Standard, a company which is a shareholder of the Company.

The above transactions are conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

8.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s assets and liabilities and net loss is as follows:

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2008

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

8.

Geographical Information (continued)

	September 30,	December 31,
	2008	2007
Current Assets
Canada	$ 11,529,295	$ 18,959,458
China	55,516	53,627
	$ 11,584,411	$ 19,013,085

Long-term Assets
Canada	$ 84,745	$ 67,734
China	168,807	176,350
	$ 253,552	$ 244,084

Current Liabilities
Canada	$ 3,263,758	$ 4,872,518
China	54,811	735,549
	$ 3,318,569	$ 5,608,067

	Three months ended September 30, 2008	Three months ended September 30, 2007	Nine months ended September 30, 2008	Nine months ended September 30, 2007
Net Loss
Canada	$ (1,002,280)	$ (395,981)	$ (2,300,924)	$ (1,554,303)
China	(1,615,677)	(681,093)	(7,218,302)	(2,591,074)
	$ (2,617,957)	$ (1,077,074)	$ (9,519,227)	$ (4,145,377)

9.

Commitments

(a)

The Company has commitments in respect of office leases requiring minimum payments of $39,604, as follows:

2008	$ 7,890
2009	9,871
2010	6,879
2011	5,703
2012	4,410
2013	4,851
$ 39,604

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2008

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

9.

Commitments (continued)

(b)

The Company has committed to the completion of a feasibility study for the Fuwan Silver Project.  The total estimated cost for completing the feasibility study is $2.8 million.  The feasibility study is expected to be completed within the next six months.  The Company has spent approximately $1.4 million to the end of the third quarter of 2008 on the feasibility study.

10.

Financial Instruments

Fair value – The fair values of receivables, accounts payable and accrued liabilities approximates their carrying values due to the short-term nature of these financial instruments.

Foreign exchange risk – The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk – The Company is exposed to interest rate risk on its short-term investments.

Credit risk – The Company generally places its short-term investment funds into government and Canadian bank debt securities and is therefore subject to minimal credit risk with regard to temporary investments.

11.

Contingencies

(a)

The Company’s interest in the Changkeng Property relates to the assignment to it by Minco Gold of Minco Gold’s right to earn up to a 51% interest in the Changkeng Property’s silver mineralization pursuant to the Preliminary Changkeng Joint Venture (“JV”) Agreement dated April 16, 2004, superseded by the formal joint venture agreement dated September 28, 2004.  On February 28, 2007 Minco China signed a joint venture agreement with the JV partners to form Guangdong Mingzhong Mining Corporation (“Mingzhong”). Mingzhong received its business license on March 30, 2007.  The original Changkeng exploration permit, which expired in September 2006, has been renewed until September 10, 2008 and was held by No. 757 Exploration Team.  Mingzhong has signed an exploration permit transfer agreement with No. 757 Exploration Team and Mingzhong received the exploration permit subsequent to the end of the year. The Company’s interest in the silver mineralization of the Changkeng Property is entirely dependent on: (i) the Changkeng JV (or Minco Gold directly) maintaining the Changkeng Permit; and (ii) Minco Gold acquiring and maintaining a 51% interest in the Changkeng JV (or in the Changkeng Property).

(b)

There is some risk to the Company’s ownership in all of its mineral interests in China as it does not hold its interests directly. The Company, Minco China and Minco Gold have confirmed pursuant to the Second Confirmation Agreement that Minco China holds the Fuwan Permits on behalf of and in trust for the Company on

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

September 30, 2008

Unaudited- Prepared by Management

(Expressed in Canadian Dollars)

11.

Contingencies (continued)

a temporary basis, until such time as the Company has established a new Chinese corporation, majority controlled by the Company. When the Chinese subsidiary has been established, the Company will direct the permits to be transferred, subject to government approval, from Minco China to the newly established subsidiary. The Company has the sole authority to direct Minco China in the future as to any transfer or other transaction relating to the Fuwan Permits. Minco Gold and Minco China agreed in the Second Confirmation Agreement not to transfer, sell, pledge, grant security interests in, or otherwise encumber, in any manner whatsoever, the Fuwan Permits. In addition, Minco Gold agreed pursuant to the Second Confirmation Agreement not to transfer or sell any of its ownership or equity interest in Minco China or encumber its interest in any way if any of the foregoing, individually or in combination, would have the effect of Minco Gold holding at any point in time less than, on an actual or a fully-diluted calculation basis, a 75% unencumbered ownership interest in Minco China. Likewise, Minco China agreed pursuant to the Second Confirmation Agreement not to enter into any agreement or grant any option or right for the purchase, sale, transfer or issuance of any ownership or equity interests in Minco China if any of the foregoing, individually or in combination, would have the effect of Minco Gold holding at any point in time less than, on an actual or a fully-diluted calculation basis, a 75% unencumbered ownership interest in Minco China.

See Note 4 also.

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